Exhibit 3.1

Execution Version

AMENDMENT NO 1 TO

CERTIFICATE OF DESIGNATIONS OF

SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

OF SEMGROUP CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware:

SEMGROUP CORPORATION, a Delaware corporation (the “Company”), does hereby certify:

FIRST: A Certificate of Designations of Series A Cumulative Perpetual Convertible Preferred Stock of SemGroup Corporation (the “Certificate of Designations”) was filed with the Secretary of State on January 19, 2018:

SECOND: This Amendment No. 1 (this “Amendment”) to the Certificate of Designations was duly approved by (i) the Board of Directors of the Company and (ii) the holders of 75% of the issued and outstanding shares of Series A Cumulative Perpetual Convertible Preferred Stock.

NOW, THEREFORE, the Certificate of Designations is hereby amended as follows:

SECTION 1.    Amendments.

(a)    The Certificate of Designations is hereby amended by adding the following term in alphabetical order to Section 2.

“Energy Transfer Merger” means the merger and other transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 15, 2019, by and among Energy Transfer LP, Nautilus Merger Sub LLC and the Company.

(b)    The Certificate of Designations is hereby amended by amending and restating Section 8(c)(iv) in its entirety to read as follows:

“(iv) require the Company to redeem all (but not less than all) of such Holder’s Preferred Stock at a cash price per share equal to the Liquidation Preference (or 101% of the Liquidation Preference in connection with the Energy Transfer Merger), in which case, no later than three Trading Days prior to the consummation of such Change of Control, the Company shall deliver a written notice to such Holder stating the date on which the Preferred Stock will be redeemed and the Company’s computation of the amount of cash to be received by the Holder upon redemption of such Preferred Stock.”

SECTION 2.    Full Force and Effect. Except as amended hereby, the Company confirms that all provisions of the Certificate of Designations remain in full force and effect as originally written.

This Amendment has been adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 15th day of September, 2019.

SEMGROUP CORPORATION

By:	/s/ William H. Gault
Name:	William H. Gault
Title:	Secretary

[Signature Page to Amendment No. 1 to Certificate of Designations]